To the Shareholders and Board of Directors of Stock Dividend Fund, Inc.

We have examined management's assertion about Stock
Dividend Fund, Inc.?s compliance with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment
 Company Act of 1940 (the "Act") as of December 31,
2023 included in the accompanying Management Statement
Regarding Compliance with Certain Provisions of the
Investment Company Act of 1940. Management is responsible
 for the Company?s compliance with those
requirements. Our responsibility is to express an opinion
 on management's assertion about the Company?s compliance based on our examination.

Our examination was made in accordance with the standards
 established by the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company?s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2023 and with respect to agreement of security purchases and sales, for the period from January 1, 2023 through December 31, 2023:

*	Confirmation of all securities held by Charles
 Schwab & Co. in book entry form;
*	Reconciliation of all such securities to the
books and records of the Fund and the Charles Schwab & Co.;
*	Agreement of security purchases and security sales,
 on a test basis, from January 1, 2023 to December 31, 2023 from the books and records of the Fund to broker confirmations.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company?s compliance with specified requirements.

In our opinion, management's assertion that Stock Dividend
 Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment
 Company Act of 1940 as of December 31, 2023, with respect to securities reflected in the investment account of the
 Company is fairly stated, in all material respects.
This report
is intended solely for the information and use of management of Stock Dividend Fund, Inc. and the Securities and
Exchange Commission and should not be used for any other purpose.


/s/ Turner, Stone & Company, LLP


Dallas, Texas
February 21, 2024